EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                   QUIPP, INC.

         Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the undersigned, Quipp, Inc., a Florida corporation, by its President and Chief Executive Officer, does hereby make and execute these Articles of Amendment to its Articles of Incorporation:

         1. The name of the corporation is Quipp, Inc.

         2. The Articles of Incorporation are amended by replacing Article VI
(2) in its entirety as follows:

                                   ARTICLE VI

               (2) The term of each director who is serving as a director on May 26, 2004 shall expire at the next annual meeting of shareholders after such date and upon the election and qualification of such director's successor, subject, however, to such director's earlier death, resignation or removal, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders.

         3. The date of the adoption of the amendment by the shareholders of Quipp, Inc. was May 25, 2004.

         4. The only voting group entitled to vote on the amendment was the holders of the common stock. The number of votes cast for the amendment by the holders of the common stock was sufficient for approval by that voting group.

         IN WITNESS WHEREOF, these Articles of Amendment to Articles of Incorporation of Quipp, Inc. have been executed by Quipp, Inc., by its President and Chief Exeuctive Officer, this 25th day of May 2004.

                                                QUIPP, INC.


                                                By:  /s/ Michael S. Kady
                                                     -------------------
                                                     Michael S. Kady
                                                     President and
                                                     Chief Executive Officer